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                                                               December 13, 2005

Michael Becker
President & Chief Executive Officer
Cytogen Corporation
650 College Road East, Suite 3100
Princeton, NJ 08540


Dear Mr. Becker:

     The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions pursuant to which Rodman & Renshaw, LLC ("R&R") shall introduce Cytogen Corporation (the "Company") to one or more investors in connection with the proposed offering (the "Offering") of securities (the "Securities") of the Company. The terms of such Offering and the Securities shall be mutually agreed upon by the Company and the investor(s). R&R's engagement under this Agreement shall be exclusive until December 12, 2005, and thereafter shall be non-exclusive. The identities of the investors to which R&R introduces the Company shall be proprietary information of R&R and shall not be divulged to third parties by the Company, nor used by the Company outside the scope of R&R's engagement as described herein.

     As compensation for the services provided by R&R hereunder, the Company agrees to pay to R&R:

     (A) The fees set forth below with respect to the Offering:

          a) A cash fee payable immediately upon the closing of the Offering and equal to 5% of the aggregate gross proceeds raised in the Offering.

          b) Warrants to purchase that number of shares of common stock of the Company ("Shares") equal to 5% of the aggregate number of Shares sold in the Offering. Such warrants shall have the same terms as the warrants (if any) issued to investors in the Offering.

     (B) The Company also agrees to reimburse R&R's expenses up to a maximum of $25,000. Such reimbursement shall be payable immediately upon (but only in the event of) the closing of the Offering.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful. The Company shall indemnify R&R against any liabilities arising under the Securities Act of 1933, as amended, attributable to any information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement. The Company acknowledges and agrees that R&R is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of R&R hereunder, all of which are hereby expressly waived.

     This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.


If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

                                                Very truly yours,

                                                RODMAN & RENSHAW, LLC


                                                By: /s/ Edward Rubin
                                                   -----------------------------
                                                   Name:  Edward Rubin
                                                   Title:  Managing Director

Agreed to and accepted
as of the date first written above:

CYTOGEN CORPORATION

By: /s/ William J. Thomas
   -----------------------------------------
   Name: William J. Thomas
   Title: Senior Vice President and General Counsel

                     1270 Avenue of the Americas, 16th Floor
                               New York, NY 10020